Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$754 MILLION FOR THE SECOND QUARTER OF 2021

NEW YORK, August 2, 2021—Loews Corporation (NYSE:L) today reported net income of $754 million, or $2.86 per share, for the second quarter of 2021 compared to a net loss of $835 million, or $2.96 per share, for the second quarter of 2020. Net income for the six months ended June 30, 2021 was $1.0 billion, or $3.82 per share, compared to a net loss of $1.5 billion, or $5.16 per share, for the six months ended June 30, 2020.

The three and six months ended June 30, 2021 include a gain of $438 million (after tax) related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021. The three and six months ended June 30, 2020 included a loss of $957 million (after tax) related to the bankruptcy filing and deconsolidation of Diamond Offshore Drilling, Inc. Excluding these significant transactions, net income for the second quarter of 2021 would have been $316 million compared to $122 million for the second quarter of 2020.

The year-over-year increase in Loews’s second quarter net income, excluding these significant transactions, was driven by CNA Financial Corporation, which reported lower net catastrophe losses, improved net investment income, and higher property and casualty underwriting results before net catastrophe losses and prior year development. Boardwalk Pipelines also contributed positively as revenues from recently completed growth projects increased from the second quarter of 2020. Loews Hotels & Co posted improved year-over-year second quarter results due to the strong rebound in travel to resort destinations. The parent company investment portfolio experienced lower net investment income in the second quarter of 2021 compared to the prior year period.

The drivers of Loews’s net income for the six months ended June 30, 2021 are consistent with the three-month discussion above. In addition, during the first six months of 2020, Diamond Offshore recognized drilling rig impairment charges of $408 million (after tax and noncontrolling interests) and operating losses of $68 million (after tax and noncontrolling interests). CNA posted net investment gains during the first six months of 2021 compared to net investment losses in the prior year period, and the parent company investment portfolio experienced higher net investment income during the first six months of 2021 compared to the prior year period.

“Loews had a strong quarter driven by CNA, which is doing very well. Strong natural gas flows continue to benefit Boardwalk Pipelines’ results, and while Loews Hotels & Co posted a net loss for the quarter, its business is recovering from the effects of the pandemic more quickly than expected,” said James S. Tisch, President and CEO of Loews Corporation.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2021	2020	2021	2020

Income (loss) before net investment gains (losses)	$304	$75	$521	$(405)
Net investment gains (losses):
CNA	24	47	68	(105)
Corporate	426	(957)	426	(957)
Total net investment gains (losses)	450	(910)	494	(1,062)
Net income (loss) attributable to Loews Corporation	$754	$(835)	$1,015	$(1,467)
Net income (loss) per share	$2.86	$(2.96)	$3.82	$(5.16)

	June 30, 2021	December 31, 2020

Book value per share	$69.59	$66.34
Book value per share excluding AOCI	68.33	64.18

Book value per share was $69.59 at June 30, 2021 compared to $66.34 at December 31, 2020. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $68.33 at June 30, 2021 from $64.18 at December 31, 2020.

Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

CNA’s results increased primarily due to lower net catastrophe losses and higher property and casualty underwriting results before net catastrophe losses and prior year development, as well as higher net investment income, driven by limited partnership investments. Lower investment gains partially offset these positives.

Boardwalk Pipelines’ earnings increased mainly due to higher revenues from growth projects recently placed into service.

Loews Hotels’ results improved as all hotel properties owned and/or operated by Loews Hotels were open and operational by June 30, 2021, whereas most hotel properties had suspended operations in mid-March 2020 due to the COVID-19 pandemic and related mitigation efforts. Although operations are steadily improving and results were significantly better in 2021 compared to 2020, total occupancy levels for most of Loews Hotels’ properties have not yet reached pre-pandemic levels. Business at hotel properties in resort destinations is improving faster than in city centers.

The parent company investment portfolio produced good results, although income was lower in 2021 due to the significant recovery of the equity market in 2020.

The Corporate & other segment includes an investment gain of $438 million (after tax) related to the sale of 47% of Altium Packaging and its deconsolidation in 2021 as compared to an investment loss of $957 million (after tax and noncontrolling interests) related to the bankruptcy filing and deconsolidation of Diamond Offshore in 2020.

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

CNA’s earnings increased primarily due to the items discussed in the three-month comparison and include significantly higher net investment income and investment gains as compared to 2020.

All other segment improvements from 2020 to 2021 are primarily due to the reasons discussed in the three-month comparison. In addition, Loews’s results for the six months ended June 30, 2021 do not include Diamond Offshore’s operating results. Diamond Offshore’s results for the six months ended June 30, 2020 included impairment charges totaling $774 million ($408 million after tax and noncontrolling interests) related to the carrying value of four drilling rigs and operating losses of $160 million ($68 million after tax and noncontrolling interests).

SHARE REPURCHASES

At June 30, 2021, there were 259.9 million shares of Loews common stock outstanding. For the three and six months ended June 30, 2021, the Company repurchased 3.9 million and 9.5 million shares of its common stock at an aggregate cost of $219 million and $493 million, respectively. From July 1, 2021 to July 30, 2021, the Company repurchased an additional 2.6 million shares of its common stock at an aggregate cost of $140 million. Depending on market conditions, the Company may from time-to-time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in participating should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 7442319. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating should dial (800) 289-0571, or for international callers, (720) 543-0206.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2021	2020	2021	2020
Revenues:
CNA Financial (a)	$3,029	$2,766	$5,895	$5,057
Boardwalk Pipelines	312	296	684	637
Loews Hotels & Co	98	34	155	176
Investment income (loss) and other (b) (c)	564	(857)	891	(766)
Diamond Offshore (d)		71		305
Total	$4,003	$2,310	$7,625	$5,409
Income (Loss) Before Income Tax:
CNA Financial (a) (e)	$463	$183	$840	$93
Boardwalk Pipelines	63	45	177	133
Loews Hotels & Co	(26)	(97)	(81)	(130)
Corporate: (f)
Investment income (loss), net	24	110	70	(56)
Other (c)	488	(1,259)	413	(1,301)
Diamond Offshore (d) (g)		(56)		(934)
Total	$1,012	$(1,074)	$1,419	$(2,195)
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (e)	$330	$135	$609	$80
Boardwalk Pipelines	47	34	132	99
Loews Hotels & Co	(21)	(72)	(64)	(97)
Corporate: (f)
Investment income (loss), net	19	86	55	(44)
Other (c)	379	(994)	283	(1,029)
Diamond Offshore (d) (g)		(24)		(476)
Net income (loss) attributable to Loews Corporation	$754	$(835)	$1,015	$(1,467)

(a)
Includes net investment gains of $38 million and $69 million ($24 million and $47 million after tax and noncontrolling interests) for the three months ended June 30, 2021 and 2020. Includes net investment gains of $95 and net investment losses of $147 million ($68 million and $105 million after tax and noncontrolling interests) for the six months ended June 30, 2021 and 2020.

(b)
Includes parent company investment income (loss) and the financial results of Altium Packaging. On April 1, 2021, Loews sold 47% of Altium Packaging, which was deconsolidated and is now recorded as an equity method investment.

(c)
Includes an investment gain of $555 million ($438 million after tax) for the three and six months ended June 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021, and an investment loss of $1.2 billion ($957 million after tax) for the three and six months ended June 30, 2020 as a result of Diamond Offshore’s bankruptcy filing and deconsolidation on April 26, 2020.

(d)	On April 26, 2020, Diamond Offshore filed for bankruptcy and ceased being a consolidated subsidiary.
(e)
Includes net catastrophe losses of $54 million ($38 million after tax and noncontrolling interests) and $301 million ($212 million after tax and noncontrolling interests) for the three months ended June 30, 2021 and 2020, and $179 million ($126 million after tax and noncontrolling interests) and $376 million ($265 million after tax and noncontrolling interests) for the six months ended June 30, 2021 and 2020.

(f)
The Corporate segment consists of investment income (loss) from the parent company's cash and investments, interest expense, other unallocated corporate expenses, the financial results of Altium Packaging, as well as the gain (loss) related to deconsolidation of subsidiaries.

(g)
The six months ended June 30, 2020 included impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2021	2020	2021	2020
Revenues:
Insurance premiums	$2,035	$1,850	$3,997	$3,719
Net investment income	616	644	1,166	807
Investment gains (losses) (a)	578	(1,142)	635	(1,358)
Operating revenues and other (b)	774	958	1,827	2,241
Total	4,003	2,310	7,625	5,409

Expenses:
Insurance claims and policyholders’ benefits (c)	1,546	1,642	3,052	3,067
Operating expenses and other (b) (d)	1,445	1,742	3,154	4,537
Total	2,991	3,384	6,206	7,604

Income (loss) before income tax	1,012	(1,074)	1,419	(2,195)
Income tax (expense) benefit	(219)	228	(333)	305
Net income (loss)	793	(846)	1,086	(1,890)
Amounts attributable to noncontrolling interests	(39)	11	(71)	423
Net income (loss) attributable to Loews Corporation	$754	$(835)	$1,015	$(1,467)

Net income (loss) per share attributable to Loews Corporation	$2.86	$(2.96)	$3.82	$(5.16)

Weighted average number of shares	263.34	281.48	265.55	284.26

(a)
Includes an investment gain of $555 million ($438 million after tax) for the three and six months ended June 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021 and an investment loss of $1.2 billion ($957 million after tax) for the three and six months ended June 30, 2020 as a result of Diamond Offshore’s bankruptcy filing and deconsolidation on April 26, 2020.

(b)
On April 1, 2021, Loews sold 47% of Altium Packaging, which was deconsolidated and is now recorded as an equity method investment. On April 26, 2020, Diamond Offshore filed for bankruptcy and ceased being a consolidated subsidiary.

(c)
Includes net catastrophe losses of $54 million ($38 million after tax and noncontrolling interests) and $301 million ($212 million after tax and noncontrolling interests) for the three months ended June 30, 2021 and 2020, and $179 million ($126 million after tax and noncontrolling interests) and $376 million ($265 million after tax and noncontrolling interests) for the six months ended June 30, 2021 and 2020.

(d)
The three and six months ended June 30, 2020, included impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs.